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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the following Registration
Statements: 1991 Stock Option Plan (File #33-48505), 1996 Stock Option Plan (File #333-24857), Robert Whitty Stock Option Plan (File #333-18109), 1998 Stock Option Plan (File #333-81259), 2000 Employee Stock Option Plan (File #333-62026) and the 2000-B Employee Stock Option Plan (File #333-62028) on Forms S-8 of our reports dated February 7, 2003 (except with respect to the matters discussed in Note C and the third paragraph of Note A as to which the date is April 10, 2003) relating to the consolidated financial statements of EDAC Technologies Corporation and subsidiaries as of and for the year ended December 28, 2002, which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" and (ii) the transitional disclosures for 2001 and 2000 related to the adoption of SFAS No. 142 incorporated by reference in the Annual Report on Form 10-K of EDAC Technologies Corporation for the year ended December 28, 2002. We have expressed no opinion or other form of assurance on the Company's 2001 and 2000 financial statements other than with respect to the procedures performed on the transitional disclosures in Note K.

                                       /s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Hartford, Connecticut
April 10, 2003